UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 25, 2009
TWEEN BRANDS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-14987 (Commission File Number)	31-1333930 (I.R.S. Employer Identification No.)

8323 Walton Parkway, New Albany, Ohio (Address of Principal Executive Offices)	43054 (Zip Code)
Registrant’s telephone number, including area code: (614) 775-3500
N/A
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.
On November 25, 2009, Tween Brands, Inc., a Delaware corporation (the “Company”), completed its merger (the “Merger”) with Thailand Acquisition Corp. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of The Dress Barn, Inc., a Connecticut corporation (“Dress Barn”), whereby Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Dress Barn. The Merger was effected pursuant to an Agreement and Plan of Merger dated June 24, 2009 (the “Merger Agreement”), by and among the Company, Dress Barn and Merger Sub.
In connection with the consummation of the Merger, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), was converted into the right to receive 0.47 validly issued, fully paid and nonassessable shares of common stock, par value $0.05 per share, of Dress Barn (“Dress Barn Common Stock”). In addition, at the Effective Time, the vesting of each share of the Company’s restricted stock was accelerated, and each such share was converted into the right to receive 0.47 shares of Dress Barn Common Stock. Cash will be paid in lieu of any fractional shares of Dress Barn Common Stock.
The foregoing description of the Merger Agreement and the Merger (including the description of the consideration payable in connection with the Merger) is not complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 25, 2009.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
In connection with the consummation of the Merger, the Company notified the New York Stock Exchange (the “NYSE”) on November 25, 2009 that each issued and outstanding share of Company Common Stock was converted into the right to receive 0.47 shares of Dress Barn Common Stock and the Company requested that the NYSE (i) suspend trading in the Company Common Stock as of the open of business on Friday, November 27, 2009 and (ii) file with the SEC an application on Form 25 to report that the Company Common Stock is no longer listed on the NYSE. On November 27, 2009, the NYSE suspended trading of the Company Common Stock prior to the open of business and filed a Form 25 with the SEC to report that the Company Common Stock is no longer listed on the NYSE.

Item 3.03	Material Modification to Rights of Security Holders.
In connection with the consummation of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time was converted into the right to receive 0.47 validly issued, fully paid and nonassessable shares of Dress Barn Common Stock. In addition, at the Effective Time, the vesting of each share of the Company’s restricted stock was accelerated and each such share was converted into the right to receive 0.47 shares of Dress Barn Common Stock. Cash will be paid in lieu of any fractional shares of Dress Barn Common Stock.
In addition, as provided in the Merger Agreement, all options to purchase Company Common Stock that were outstanding and unexercised at the Effective Time were converted into the right to receive, with respect to each such option, an amount of cash equal to the positive difference, if any, between the measurement value of $9.34 less the per share exercise price of the option for each share subject to such option. Any option with an exercise price greater than $9.34 was cancelled without consideration and is of no further force and effect.
See also Item 3.01 above.

Item 5.01	Changes in Control of Registrant.
As a result of the Merger, a change in control of the Company occurred and the Company became a wholly-owned subsidiary of Dress Barn. The information regarding the Merger is set forth in Item 2.01 above and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In connection with the consummation of the Merger, each of the following members of the Company’s Board of Directors resigned from the Board of Directors of the Company, effective immediately prior to the Effective Time: Michael W. Rayden, Elizabeth M. Eveillard, Fredric M. Roberts, David A. Krinsky, Kenneth J. Strottman and Philip E. Mallott. These resignations were not a result of any disagreements between the Company and the current directors on any matter relating to the Company’s operations, policies or practices.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
In connection with the consummation of the Merger, at the Effective Time, the Company’s Certificate of Incorporation was amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time (except that the name of the surviving corporation set forth therein is “Tween Brands, Inc.”).
In connection with the consummation of the Merger, at the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, became the Bylaws of the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWEEN BRANDS, INC. (Registrant)
	By:	/s/ Rolando de Aguiar
Date: November 30, 2009		Rolando de Aguiar
Chief Financial Officer (Principal Financial and Accounting Officer)